UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 14, 2014

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

650-577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2014, VistaGen Therapeutics, Inc. (the "Company") accepted a Subscription Agreement (the "Agreement") from Platinum Long Term Growth Fund VII, its largest institutional investor (the "Investor"), to purchase units for an aggregate purchase price of $250,000. The units (the "Units") consist of: (i) an unsecured convertible promissory note ("Note") in the principal amount of $250,000; (ii) 250,000 restricted shares of the Company's common stock; and (iii) a warrant to purchase 250,000 restricted shares of the Company's common stock for $0.50 per share ("Warrants"). The Note bears interest at a rate of 10% per annum and matures on the earlier of March 31, 2015, or the consummation of either an equity-based public offering registered with the Securities and Exchange Commission or an equity-based private financing resulting in gross proceeds to the Company of at least $10.0 million. The Warrants expire on December 31, 2016. The Company has also accepted subscription agreements from existing accredited investors to purchase Units for an aggregate purchase price of $240,000. The Company may issue additional Units aggregating up to $2.2 million.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 2.03.

The Company offered and sold the Units in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. The Investors represented that they were "accredited investors" as defined in Regulation D. The proceeds from the sale of the Units, and the proceeds to be received upon exercise of the Warrants, are expected to be used for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The descriptions of the Agreement, Note and Warrant do not purport to be complete, and are qualified in their entirety by reference to the full text of the Note and Warrant, attached hereto Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   May 19, 2014
By:	/s/ Shawn Singh

Name: Shawn Singh
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Warrant
EX-10.2	Note